Filed Pursuant to Rule 424(b)(3)

Registration No. 333-265953

PROSPECTUS SUPPLEMENT NO. 74

(to Prospectus dated August 5, 2022)

MSP RECOVERY, INC.

Up to 909,982 Shares of Class A Common Stock

Up to 755,200,000 Warrants to Purchase Shares of Class A Common Stock

Up to 236,019 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement no. 74 amends and supplements the prospectus dated August 5, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-265953). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 909,982 shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) issued or issuable to certain Selling Securityholders (the “Total Resale Shares”), as follows:

●	up to 172,692 shares of Class A Common Stock issued or issuable to the Selling Securityholders, including the Sponsor (as defined below), upon the exercise of up to 325,000 Private Warrants (as defined below) and up to 755,200,000 New Warrants (as defined below), and the resale from time to time of such New Warrants. The Private Warrants were originally included in the Private Units (as defined below) issued in a private placement simultaneously with the Company.

●	up to 1,315 shares of Common Stock issued to certain Selling Securityholders, including the Sponsor, in connection with the Business Combination (as defined below) upon conversion of the Founder Shares (as defined below). The Founder Shares were originally issued at a price of $21.875 per share.

●	up to 149 shares of Class A Common Stock included in the Private Units, which were originally issued to certain Selling Securityholders, including the Sponsor, together with the Private Warrants at a price of $1,750.00 per unit.

●	up to 724,107 shares of Class A Common Stock exchangeable for Up-C Units originally issued to certain Selling Securityholders, including the Members (as defined below), as consideration in the Business Combination for their membership interests in the MSP Purchased Companies (as defined below) or issuable pursuant to the terms of existing contracts.

●	up to 11,434 shares of Class A Common Stock issued to certain Selling Securityholders upon exchange of Up-C Units designated by the Members and issued in a private placement by the Company in lieu of a corresponding number of Up-C Units to which such Members were otherwise entitled but designated back to the Company and Opco pursuant to the terms of the Business Combination. Such Selling Securityholders paid no cash consideration for such Up-C Units or the underlying shares of Common Stock.

●	up to 285 shares of Class A Common Stock issued to certain Selling Securityholders in a private placement by the Company pursuant to the terms of existing contracts. Such Selling Securityholders paid no cash consideration for such shares of Common Stock.

In addition, this prospectus relates to the issuance by us of up to 236,019 shares of our Class A Common Stock issuable upon exercise of warrants as follows:

●	1,036 shares of Class A Common Stock issuable upon the exercise of up to 4,532,405 Public Warrants (as defined below), which were originally issued in the initial public offering of units of the Company at a price of $1,750.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one Public Warrant. Following anti-dilution adjustments made in connection with the Business Combination, the Public Warrants have an exercise price of $0.4375 per share. Because the exercise price of the Public Warrants is only $0.4375 per share, we believe holders of the Public Warrants will likely exercise their Public Warrants. However, given the low exercise price, we would only receive nominal proceeds (less than $500) therefrom.

●	234,983 shares of Class A Common Stock issuable upon the exercise of up to 1,028,046,326 New Warrants (as defined below), which were originally distributed to stockholders of the Company without charge as a dividend pursuant to the terms of the Business Combination. The New Warrants have an exercise price of $50,312.50 per share. The exercise price of the New Warrants are highly dependent on the price of our Class A Common Stock and the spread between the exercise price of the New Warrants and the price of our Common Stock at the time of exercise. If the market price for our Class A Common Stock is less than $50,312.50 per share, we believe warrant holders will be unlikely to exercise their New Warrants. The last reported sale price of the Class A Common Stock, as indicated below, is currently significantly below the $50,312.50 per share exercise price. There is no guarantee therefore that holders will exercise the New Warrants, and in any event, even if holders exercise New Warrants, we will not retain any proceeds from the exercise of the New Warrants, as described below. We do not expect to rely on the cash exercise of the New Warrants to fund our operations. Instead, we intend to rely on our primary sources of cash discussed elsewhere in this prospectus to continue to support our operations. See “The Company and Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” for additional information.

Our Common Stock, Public Warrants and New Warrants are eligible for unsolicited quotations on the OTC Markets Group’s Expert Market under the symbols “MSPR,” “MSPRZ,” and “MSPRW,” respectively. Quotations for securities on the Expert Market are not publicly available, and our securities do not have an active public trading market. Accordingly, current closing prices for our Common Stock, Public Warrants, and New Warrants are not publicly available.

Effective at 11:59 PM EDT on September 1, 2025, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-7 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 74 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2026

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39445	84-4117825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3525 NW 7th Street Miami, Florida	33125
(Address of principal executive offices)	(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSPR	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $50,312.50 per share	MSPRW	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $0.4375 per share	MSPRZ	OTC Market Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Hazel Partners Holdings, LLC Funding

On August 4, 2026, MSP Recovery, Inc. (the “Company”), through its subsidiaries, entered into a letter agreement with Hazel Partners Holdings LLC (“Hazel”), in its capacity as administrative agent and lender under the Company’s existing working capital credit facility (the “August 4, 2026 Letter Agreement”) to provide $0.05 million to be used primarily for operating expenses.

On August 13, 2026, the Company, through its subsidiaries, entered into a letter agreement with Hazel, in its capacity as administrative agent and lender under the Company’s existing working capital credit facility (the “August 13, 2026 Letter Agreement,” and collectively with the August 4, 2026 Letter Agreement, the “Hazel Letter Agreements”) to provide $0.06 million to be used primarily for operating expenses.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (the “Q3-2025 Form 10-Q”), the Company is party to a working capital credit facility with Hazel (the “Working Capital Credit Facility”), which includes a discretionary funding mechanism referred to as the Operational Collection Floor. Advances under the Operational Collection Floor are made solely at Hazel’s discretion, are not subject to any commitment or minimum availability, and are conditioned on the satisfaction or waiver of applicable conditions under the governing credit documentation. The Working Capital Credit Facility does not provide the Company with committed liquidity, does not establish a borrowing base, and does not obligate Hazel to fund any amounts.

As of the filing of the Q3-2025 Form 10-Q, the Company disclosed that aggregate advances under the Operational Collection Floor had reached approximately $6.0 million, and that no remaining funding capacity was available under the facility at that time.

Pursuant to the Hazel Letter Agreements, Hazel has agreed, in its sole discretion, to make two one-time advances of $0.05 million and $0.06 million (the “Advances”), respectively, to increase the Operational Collection Floor beyond the previously disclosed level. The advances were funded on August 6, 2026 and August 13, 2026, respectively, subject to the conditions set forth in the Hazel Letter Agreements and the underlying credit agreement, including the absence of any event of default or default at the time of funding.

The Advances are standalone accommodations, and do not reinstate, replenish, or otherwise reopen availability under the Working Capital Credit Facility or the Operational Collection Floor. Other than these specific advances, no additional funding is currently available to the Company under the Working Capital Credit Facility, and the Company has no rights to, and no reasonable basis to expect, any further advances thereunder. The Hazel Letter Agreements do not modify the discretionary nature of the facility, do not create any commitment for future funding, and do not provide the Company with access to ongoing or recurring liquidity.

The Company cautions that the receipt of the Advances should not be viewed as indicative of Hazel’s willingness to provide future funding, the availability of additional liquidity, or the Company’s ability to meet its operating or debt service obligations beyond the funding of this specific amount.

The foregoing description of the Hazel Letter Agreements does not purport to be complete and are qualified in their entirety by reference to the Hazel Letter Agreements, copies of which are filed as exhibits to this Current Report on Form 8-K.

VRM MSP Recovery Partners, LLC Advances

On August 4, 2026, the Company entered into a letter agreement (the “First Addendum”) with VRM MSP Recovery Partners, LLC (“VRM”), pursuant to which VRM agreed to make available a one-time advance of recovery proceeds of $0.05 million. The First Addendum serves as an addendum to the letter agreement dated July 8, 2026, and all terms contained therein remain in full force and effect unless otherwise specifically stated in the Addendum.

On August 11, 2026, the Company entered into a letter agreement (the “Second Addendum,” and with the First Addendum, the “VRM Addenda”) with VRM, pursuant to which VRM agreed to make available a one-time advance of recovery proceeds of $0.05 million. The Second Addendum serves as a second addendum to the letter agreement dated July 8, 2026, and all terms contained therein remain in full force and effect unless otherwise specifically stated in the Second Addendum.

The First Addendum and Second Addendum were funded on August 3, 2026 and August 12, 2026, respectively. The advances described in the VRM Addenda are one-time advances to be used exclusively to support the Company’s payroll and certain IT expenses, and do not imply any obligation of VRM to provide any further advances. VRM reserved all rights under the applicable limited liability company agreement and related documents.

The foregoing description of the VRM Addenda does not purport to be complete, and are qualified in their entirety by reference to the full text of the VRM Addenda, which is filed as exhibits to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Virage Letter Agreement dated August 4, 2026
10.2	Virage Letter Agreement dated August 11, 2026
10.3	Amendment No. 3 to Second Amended and Restated Credit Agreement dated October 2, 2024 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 7, 2024)
10.4	Hazel Letter Agreement dated August 4, 2026
10.5	Hazel Letter Agreement dated August 13, 2026
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: August 14, 2026

By:	/s/ Thomas Hawkins
Name:	Thomas Hawkins
Title:	Director and Member of the Special Committee

3

Exhibit 10.1

August 4, 2026

MSP Recovery, Inc.

MSP Recovery, LLC

3525 NW 7th St

Miami, FL 33125

Attention:	Special Committee of the Board of Directors of MSP Recovery, Inc.

Tom Hawkins (tomhawkins61@gmail.com)

Roger Meltzer (roger.meltzer@us.dlapiper.com)

RE:	One-time Limited Advance—Conditions Under Master Transaction Agreement, Security Agreement, and LLCA

Dear Messrs. Hawkins and Meltzer:

Reference is made to:

(i)	the Master Transaction Agreement entered into as of March 9, 2022, by and among Virage Recovery Master LP (“VRM”), Series MRCS, a series of MDA, Series LLC, John H. Ruiz, an individual (“Ruiz”), Frank C. Quesada, an individual (together with Ruiz, the “MRCS Principals”), Virage Capital Management LP (“Virage”), MSP Recovery, LLC (“MSP Recovery”), La Ley con John H. Ruiz, d/b/a MSP Recovery Law Firm, and MSP Law Firm, MSP Recovery, Inc. f/k/a Lionheart Acquisition Corporation II (“Parent”), and Lionheart II Holdings, LLC (“Purchaser”), as amended April 11, 2023, November 13, 2023, and March 26, 2024 (the “MTA”);

(ii)	the Fifth Amended and Restated Limited Liability Company Agreement of VRM MSP Recovery Partners, LLC (the “JV Entity”) dated August 1, 2020 (as amended by Amendment No. 1 thereto dated December 1, 2020, Amendment No. 2 thereto dated March 9, 2022, and Amendment No. 3 thereto dated July 28, 2023, the “LLCA”);

(iii)	the Guaranty Agreement made as of March 9, 2022 (the “Guaranty”), by Parent, Purchaser, the MRCS Principals, and MSP Recovery (each of the foregoing, a “Guarantor”) to VRM;

(iv)	The Amended and Rested Security Agreement dated as of September 11, 2023, by and among MSP Recovery, Parent, Purchaser, other grantors listed therein, and VRM, as amended on November 13, 2023, and March 26, 2024 (the “Security Agreement”);

(v)	The Term Sheet dated February 18, 2025, related to certain matters under the MTA (collectively with the MTA, LLCA, Guaranty, and the Security Agreement and related documents, the “Transaction Documents”); and

(vi)	The letter agreement dated July 8, 2026, re: Additional Limited Advance – Conditions Under Master Transaction agreement, Security Agreement and LLCA (the “July 8 Agreement”).

Unless otherwise stated, any capitalized term used but not defined herein has the meaning ascribed to such term in the July 8 Agreement. This letter agreement (the “Addendum”) serves as an addendum to the July 8 Agreement. All the terms of the July 8 Agreement remain in full force and effect unless otherwise specifically stated in this letter agreement.

The Special Committee, on behalf of the MSP Companies, requested that the JV Entity and/or VRM advance, and VRM has advanced, $53,276.54 (the “Additional Advance”) for additional ongoing operational expenses of the MSP Companies. The parties agree that the terms of the July 8 Agreement apply to the Additional Advance:

1.	The use of the proceeds of the Additional Advance will be used only for payroll and Amazon Web Services.

2.	The MSP Companies will irrevocably direct in writing (and will direct the MSP Recovery Law Firm to irrevocably direct in writing, as applicable) any payors of the Opioid Proceeds and any other recovery proceeds from any and all Claims, but excluding Excluded Proceeds to pay amounts owing by the payors to the MSP Companies and the JV Entity to the following account of MSP Recovery Claims, Series LLC (the “Claims Holdco,” and such account, the “Collection Account”), which is under the control of Virage:

Bank:	BANK OF AMERICA
ABA:	026-009-593
SWIFT:	BOFAUS3N
City, State:	New York, NY
Account Name:	MSP Recovery Claims, Series LLC
Account Number:	XXXXXXXXX635

The Additional Advance is a one-time advance and does not imply or guaranty any future such advance from VRM or the JV Entity. The JV Entity, VRM, and Virage reserve all rights under the Transaction Documents and the Prior Consents.

This letter agreement and the transactions contemplated hereby are not intended to be, and must not be construed to be, a novation of any of the obligations owing by the MSP Companies under or in connection with the Transaction Documents. Nothing in this letter agreement is intended to affect the priority of any of VRM’s liens provided for in the Transaction Documents. This letter agreement is governed by the law of the State of New York, and may be amended or otherwise modified only with the prior written consent of the parties hereto.

If you agree with the foregoing, please countersign this letter agreement where provided below. By executing this letter agreement, the Special Committee represents and warrants that it has the authority to bind the MSP Companies with respect to the subject matter hereof.

[Signature Page Follows]

2

Sincerely,

Virage Capital Management LP, for and on behalf of VRM MSP Recovery Partners LLC and Virage Recovery Master LP

By:	Virage LLC, its general partner

By:
Name:	Edward Ondarza
Title:	Manager

MSP Recovery, LLC

By:
Name:	Tom Hawkins
Title:	Member of the Special Committee
Date:

MSP Recovery, Inc

By:
Name:	Tom Hawkins
Title:	Member of the Special Committee
Date:

3

Exhibit 10.2

August 11, 2026

MSP Recovery, Inc.

MSP Recovery, LLC

3525 NW 7th St

Miami, FL 33125

Attention:	Special Committee of the Board of Directors of MSP Recovery, Inc.

Tom Hawkins (tomhawkins61@gmail.com)

Roger Meltzer (roger.meltzer@us.dlapiper.com)

RE:	One-time Limited Advance—Conditions Under Master Transaction Agreement, Security Agreement, and LLCA

Dear Messrs. Hawkins and Meltzer:

Reference is made to:

(i)	the Master Transaction Agreement entered into as of March 9, 2022, by and among Virage Recovery Master LP (“VRM”), Series MRCS, a series of MDA, Series LLC, John H. Ruiz, an individual (“Ruiz”), Frank C. Quesada, an individual (together with Ruiz, the “MRCS Principals”), Virage Capital Management LP (“Virage”), MSP Recovery, LLC (“MSP Recovery”), La Ley con John H. Ruiz, d/b/a MSP Recovery Law Firm, and MSP Law Firm, MSP Recovery, Inc. f/k/a Lionheart Acquisition Corporation II (“Parent”), and Lionheart II Holdings, LLC (“Purchaser”), as amended April 11, 2023, November 13, 2023, and March 26, 2024 (the “MTA”);

(ii)	the Fifth Amended and Restated Limited Liability Company Agreement of VRM MSP Recovery Partners, LLC (the “JV Entity”) dated August 1, 2020 (as amended by Amendment No. 1 thereto dated December 1, 2020, Amendment No. 2 thereto dated March 9, 2022, and Amendment No. 3 thereto dated July 28, 2023, the “LLCA”);

(iii)	the Guaranty Agreement made as of March 9, 2022 (the “Guaranty”), by Parent, Purchaser, the MRCS Principals, and MSP Recovery (each of the foregoing, a “Guarantor”) to VRM;

(iv)	The Amended and Rested Security Agreement dated as of September 11, 2023, by and among MSP Recovery, Parent, Purchaser, other grantors listed therein, and VRM, as amended on November 13, 2023, March 26, 2024, September 16, 2024 and August 26, 2025 (the “Security Agreement”);

(v)	The Term Sheet dated February 18, 2025, related to certain matters under the MTA (collectively with the MTA, LLCA, Guaranty, and the Security Agreement and related documents, the “Transaction Documents”); and

(vi)	The letter agreement dated July 8, 2026, re: Additional Limited Advance – Conditions Under Master Transaction agreement, Security Agreement and LLCA, as amended, modified, or supplemented by that addendum dated August 4, 2026 (the “July 8 Agreement”).

Unless otherwise stated, any capitalized term used but not defined herein has the meaning ascribed to such term in the July 8 Agreement. This letter agreement (the “Second Addendum”) serves as an addendum to the July 8 Agreement. All the terms of the July 8 Agreement remain in full force and effect unless otherwise specifically stated in this letter agreement.

The Special Committee, on behalf of the MSP Companies, requested that the JV Entity and/or VRM advance, and VRM has advanced, $64,425.00 (the “Additional Advance”) for additional ongoing operational expenses of the MSP Companies. The parties agree that the terms of the July 8 Agreement apply to the Additional Advance:

1.	The use of the proceeds of the Additional Advance will be used only for payroll and Amazon Web Services.

The Additional Advance is a one-time advance and does not imply or guaranty any future such advance from VRM or the JV Entity. The JV Entity, VRM, and Virage reserve all rights under the Transaction Documents and the Prior Consents.

This letter agreement and the transactions contemplated hereby are not intended to be, and must not be construed to be, a novation of any of the obligations owing by the MSP Companies under or in connection with the Transaction Documents or Prior Consents. Nothing in this letter agreement is intended to affect the priority of any of VRM’s liens provided for in the Transaction Documents.

If you agree with the foregoing, please countersign this Second Addendum where provided below. By executing this Second Addendum, the Special Committee represents and warrants that it has the authority to bind the MSP Companies with respect to the subject matter hereof.

[Signature Page Follows]

2

Sincerely,

Virage Capital Management LP, for and on behalf of VRM MSP Recovery Partners LLC and Virage Recovery Master LP

By:	Virage LLC, its general partner

By:
Name:	Edward Ondarza
Title:	Manager

MSP Recovery, LLC

By:
Name:	Tom Hawkins
Title:	Member of the Special Committee
Date:

MSP Recovery, Inc

By:
Name:	Tom Hawkins
Title:	Member of the Special Committee
Date:

3

Exhibit 10.4

HAZEL PARTNERS HOLDINGS LLC

August 4, 2026

MSP Recovery, LLC

2701 South Le Jeune Road, 10th Floor

Coral Gables, FL 33134

Attn:	John Ruiz, Chief Executive Officer

Dear Mr. Ruiz:

Reference is made to:

1.	the Amendment No. 3 to Second Amended and Restated Credit Agreement, dated October 1, 2024 (the “Credit Agreement”), among Subrogation Holdings, LLC, a Delaware limited liability company (the “Borrower”), MSP Recovery Claims, Series LLC – Series 15-09-321 (the “Series”), a registered series of MSP Recovery Claims, Series LLC, a Delaware limited liability company, and MSP Recovery, LLC, a Florida limited liability company (the “Parent”) and Hazel Partners Holdings LLC, as Lender (the “Lender”) and as Administrative Agent (in such capacity, the “Administrative Agent”).

Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings assigned to such terms in the Credit Agreement.

The Borrower has requested funding in the amount of $53,277 to increase the Operational Collection Floor.

According to Section 2.1(c)(ii) of the Credit Agreement, the Administrative Agent may, at its sole discretion and subject to appropriate Collateral, increase the Increased Term Loan B Commitment by an additional $6,000,000 upon Parent’s request and consent, to be disbursed over a period of three to six months commencing on a date occurring after August 25, 2024, to be determined by the Administrative Agent, and upon such terms and conditions to be determined by the Administrative Agent, and any such increase will correspondingly increase the amount of the Operational Collection Escrow Floor (the “Operational Collection Floor Increase”).

With respect to the Operational Collection Floor Increase, the Administrative Agent confirms that it has made the fundings according to Appendix 1 which increased the Operational Collection Floor by the total amount of such fundings and its willingness to make an additional increase of the Operational Collection Floor in the aggregate amount of $53,277 by August 5, 2026 (the “Credit Date”) to be used solely as approved by the majority of the Borrower’s Operating Committee members, thus with the Operational Collection Floor increased in aggregate of $8,522,277 (the “Aggregate Operational Collection Floor”).

In addition, the Administrative Agent provided funding in the amount of $550,000 on April 10, 2025 to MSP Recovery, LLC, for payment of legal expenses (together with the Aggregate Operational Collection Floor: “Additional Financing”).

The Administrative Agent confirms that as of the date of this letter, other than as set forth above, the conditions to funding of the Operational Collection Floor Increase by the Lender have either been satisfied or waived by it; provided however, that the Administrative Agent reserves all of its rights under the Credit Agreement and each of the related agreements in respect thereof should an event occur or new information become available to the Administrative Agent immediately prior to funding.

The Administrative Agent and Lender is aware that Owner Pledgor is in receipt of HC Case Proceeds of approximately $1,300,0001 related to property and casualty litigation (the “HC Case Proceeds”), which (x) 50% of such proceeds are due to Assignor, and (y) 50% of such proceeds are due to the Assignee. The Collections from the HC Case Proceeds (in the total approximate amount of $605,3132) have been granted as Collateral to the Lender, pursuant to the Credit Agreement.

The payment of the Operational Collection Floor Increase in the amount of $53,277 is made at the sole discretion of the Administrative Agent and Lender under the condition that as of the Credit Date, after giving effect to this payment requested on the Credit Date, no event would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default. The Borrower shall not derive any claims for additional payments or any further rights from this payment. Additional payments under the Operational Collection Floor Increase may only be made at the sole discretion of the Administrative Agent and Lender.

Except as set forth above, the Administrative Agent reserves all of its rights under the Credit Agreement.

[Signature pages follow]

[1]	Note: This amount is an estimate based off historical data and not final
[2]	Note: This amount is an estimate based off historical data and not final

ADMINISTRATIVE AGENT AND LENDER:

HAZEL PARTNERS HOLDINGS LLC

By:
Name:	Christopher Guth
Title:	Authorised Attorney

cc:	Via Email

Roger Meltzer

Tom Hawkins

[Signature page for Funding Letter continues]

Agreed and acknowledged:

SUBROGATION HOLDINGS, LLC

By:
Name:
Title:	Authorized Representative

MSP RECOVERY, LLC

By:
Name:

Exhibit 10.5

HAZEL PARTNERS HOLDINGS LLC

August 13, 2026

MSP Recovery, LLC

2701 South Le Jeune Road, 10th Floor

Coral Gables, FL 33134

Attn:	John Ruiz, Chief Executive Officer

Dear Mr. Ruiz:

Reference is made to:

1.	the Amendment No. 3 to Second Amended and Restated Credit Agreement, dated October 1, 2024 (the “Credit Agreement”), among Subrogation Holdings, LLC, a Delaware limited liability company (the “Borrower”), MSP Recovery Claims, Series LLC – Series 15-09-321 (the “Series”), a registered series of MSP Recovery Claims, Series LLC, a Delaware limited liability company, and MSP Recovery, LLC, a Florida limited liability company (the “Parent”) and Hazel Partners Holdings LLC, as Lender (the “Lender”) and as Administrative Agent (in such capacity, the “Administrative Agent”).

Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings assigned to such terms in the Credit Agreement.

The Borrower has requested funding in the amount of $64,425 to increase the Operational Collection Floor.

According to Section 2.1(c)(ii) of the Credit Agreement, the Administrative Agent may, at its sole discretion and subject to appropriate Collateral, increase the Increased Term Loan B Commitment by an additional $6,000,000 upon Parent’s request and consent, to be disbursed over a period of three to six months commencing on a date occurring after August 25, 2024, to be determined by the Administrative Agent, and upon such terms and conditions to be determined by the Administrative Agent, and any such increase will correspondingly increase the amount of the Operational Collection Escrow Floor (the “Operational Collection Floor Increase”).

With respect to the Operational Collection Floor Increase, the Administrative Agent confirms that it has made the fundings according to Appendix 1 which increased the Operational Collection Floor by the total amount of such fundings and its willingness to make an additional increase of the Operational Collection Floor in the aggregate amount of $64,425 by August 13, 2026 (the “Credit Date”) to be used solely as approved by the majority of the Borrower’s Operating Committee members, thus with the Operational Collection Floor increased in aggregate of $8,586,702 (the “Aggregate Operational Collection Floor”).

In addition, the Administrative Agent provided funding in the amount of $550,000 on April 10, 2025 to MSP Recovery, LLC, for payment of legal expenses (together with the Aggregate Operational Collection Floor: “Additional Financing”).

The Administrative Agent confirms that as of the date of this letter, other than as set forth above, the conditions to funding of the Operational Collection Floor Increase by the Lender have either been satisfied or waived by it; provided however, that the Administrative Agent reserves all of its rights under the Credit Agreement and each of the related agreements in respect thereof should an event occur or new information become available to the Administrative Agent immediately prior to funding.

The Administrative Agent and Lender is aware that Owner Pledgor is in receipt of HC Case Proceeds of approximately $1,300,0001 related to property and casualty litigation (the “HC Case Proceeds”), which (x) 50% of such proceeds are due to Assignor, and (y) 50% of such proceeds are due to the Assignee. The Collections from the HC Case Proceeds (in the total approximate amount of $605,3132) have been granted as Collateral to the Lender, pursuant to the Credit Agreement.

The payment of the Operational Collection Floor Increase in the amount of $64,425 is made at the sole discretion of the Administrative Agent and Lender under the condition that as of the Credit Date, after giving effect to this payment requested on the Credit Date, no event would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default. The Borrower shall not derive any claims for additional payments or any further rights from this payment. Additional payments under the Operational Collection Floor Increase may only be made at the sole discretion of the Administrative Agent and Lender.

Except as set forth above, the Administrative Agent reserves all of its rights under the Credit Agreement.

[Signature pages follow]

[1]	Note: This amount is an estimate based off historical data and not final
[2]	Note: This amount is an estimate based off historical data and not final

ADMINISTRATIVE AGENT AND LENDER:

HAZEL PARTNERS HOLDINGS LLC

By:
Name:	Christopher Guth
Title:	Authorised Attorney

cc:	Via Email

Roger Meltzer

Tom Hawkins

[Signature page for Funding Letter continues]

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Agreed and acknowledged:

SUBROGATION HOLDINGS, LLC

By:
Name:
Title:	Authorized Representative

MSP RECOVERY, LLC

By:
Name:

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